Exhibit 99.1 State Street Corporation One Lincoln Street Boston, MA 02111 NYSE: STT www.statestreet.com
Boston, MA… January 20, 2023 News Release

STATE STREET REPORTS FOURTH QUARTER 2022 EPS OF $1.91; $2.07 EXCLUDING NOTABLE ITEMS(a)
% changes noted below reflect year-over-year 4Q comparisons
TOTAL REVENUE UP 3%
STRONG NET INTEREST INCOME GROWTH OF 63%
EXPENSES DOWN 3%; FLAT EX-NOTABLES(a)
PRE-TAX MARGIN OF 28.2%; 30.9% EX-NOTABLES(a)
ANNOUNCES NEW AUTHORIZATION TO REPURCHASE UP TO $4.5 BILLION OF COMMON STOCK DURING 2023

Ron O'Hanley, Chairman and Chief Executive Officer: "Our distinctive value proposition and diversified service offerings enabled us to perform well in 4Q22 and the full year despite a challenging environment that included volatile global markets, geopolitical tensions, rising inflation and significant central bank actions."

O'Hanley continued: "We generated positive operating leverage and expanded pre-tax margin as higher net interest income, fee revenue growth in Front office software and data revenue and our higher margin FX franchise, as well as well-controlled expenses, more than offset revenue headwinds from weaker global market levels. Notwithstanding the macro environment, we continued to see business momentum as evidenced by another strong year of AUC/A servicing wins and backlog."

O'Hanley concluded: "As we enter 2023, we will continue to execute against our strategic priorities, innovate for our clients, and transform the way we work, driving financial growth and increasing shareholder value. Today's announced authorization to repurchase up to $4.5 billion in common stock during 2023 reinforces our confidence in the earnings generating power of the franchise and demonstrates our focus on returning excess capital to our shareholders.

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	4Q22	3Q22	4Q21	% QoQ		% YoY
Income statement:
Total fee revenue	$2,364	$2,299	$2,511	3%		(6)%
Net interest income	791	660	484	20		63
Total revenue	3,155	2,959	3,053	7		3
Provision for credit losses	10	—	(7)	—		nm
Total expenses	2,256	2,110	2,330	7		(3)
Net income	733	690	697	6		5

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$1.91	$1.80	$1.78	6%		7%
Return on average common equity (ROE)	11.8%	11.2%	10.3%	0.6%	pts	1.5%	pts
Pre-tax margin	28.2	28.7	23.9	(0.5)%	pts	4.3%	pts
AUC/A ($ billions)(1)	$36,743	$35,688	$43,678	3%		(16)%
AUM ($ billions)(1)	3,481	3,265	4,138	7		(16)

(1) As of period-end.

(a) See "4Q22 Highlights" in this news release for a listing of notable items. Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
Investor Contact: Ilene Fiszel Bieler +1 617-664-3477          Media Contact: Carolyn Cichon +1 617-664-8672

4Q22 HIGHLIGHTS
(all comparisons are to 4Q21, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end decreased 16% to $36.7 trillion, primarily driven by lower quarter-end market levels, a previously disclosed client transition and the impact of currency translation, partially offset by new business installations
•Investment Management AUM as of quarter-end decreased 16% to $3.5 trillion, mainly reflecting lower quarter-end market levels, institutional net outflows and the impact of currency translation, partially offset by ETF net inflows

New business and strategy execution
•Investment Servicing mandates: $434 billion announced in 4Q22; quarter-end servicing assets to be installed in future periods of $3.6 trillion
◦New mandates reflect strong broad-based traditional wins across client segments and regions
•State Street AlphaSM: Reported 2 new mandates
•Investment Management flows: Strong ETF net inflows of $27 billion in 4Q22 and full year ETF net inflows of $22 billion
•Front Office Software and Data: Annual recurring revenue (ARR) increased to $272 million, up 19%(a)
•New products: Launched Venturi, an innovative Global Markets product, supporting peer-to-peer repo by connecting buy-side firms with new sources of liquidity globally

Revenue
•Total revenue increased by 3%, primarily driven by higher NII, partially offset by lower Fee revenue and the impact of currency translation
•Fee revenue decreased 6%, largely reflecting lower average market levels, as well as the impact of currency translation, partially offset by higher FX trading services and Front office software and data revenue
◦Servicing fees decreased 13%, or decreased 10% excluding currency translation(b)
◦Management fees decreased 14%, or decreased 12% excluding currency translation(b)
◦FX trading services increased 22%
◦Securities finance increased 1%
◦Software and processing fees increased 16%
•Net interest income (NII) increased 63%, reflecting rising global interest rates across the yield curve and a well-constructed balance sheet

Expenses
•Total expenses decreased 3%, primarily due to continued productivity savings, footprint optimization, a decrease in notable expense items and the benefit from currency translation, partially offset by continued business investments and higher wages
•Total expenses were flat excluding notable items(b)
◦Compensation and employee benefits decreased 1%, or increased 3% excluding currency translation(b), primarily driven by higher wage rates
◦Non-compensation expense was flat, or increased 3% excluding currency translation(b)

(a) See in the "In This News Release" section for explanations of Front office software and data annual recurring revenue (ARR).
(b) Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures as well as the impact of currency translation on the respective line items.

Notable items

(Dollars in millions, except EPS amounts)	4Q22	3Q22	4Q21

Acquisition and restructuring costs	$(31)	$(13)	$(26)

Repositioning release / (charge):
Compensation & employee benefits	(50)	—	32
Occupancy	(20)	—	(29)
Total repositioning release / (charge)(a)	(70)	—	3

Deferred compensation expense acceleration(b)	—	—	(147)

Gain on sale(c)	—	—	58

Revenue related recovery	23	—	—

Notable items (pre-tax)	$(78)	$(13)	$(112)

EPS impact	$(0.16)	$(0.02)	$(0.22)

•Acquisition and restructuring costs of $31 million in 4Q22 related to the BBH Investor Services acquisition transaction that State Street is no longer pursuing
•Repositioning charges of $70 million in 4Q22 related to streamlining the Investment Services organization and real estate footprint optimization
•Revenue-related recovery of $23 million in 4Q22 related to settlement proceeds from a 2018 FX benchmark litigation resolution, which is reflected in FX trading services revenue

Capital
•Standardized common equity tier 1 (CET1) ratio of 13.6% decreased 0.7% points compared to 4Q21, mainly due to lower accumulated other comprehensive income (AOCI) from higher interest rates and the resumption of share repurchases in 4Q22, partially offset by higher retained earnings and episodically lower risk weighted assets (RWAs). Compared to 3Q22, CET1 ratio increased 0.4% points primarily reflecting episodically lower RWAs and higher retained earnings, partially offset by the resumption of share repurchases
•Tier 1 leverage ratio of 6.0% decreased 0.1% points compared to 4Q21. Compared to 3Q22, tier 1 leverage ratio decreased 0.4% points, mainly due to the resumption of share repurchases and an increase in average balance sheet size, partially offset by higher retained earnings
•ROE of 11.8% increased 1.5% points and 0.6% points compared to 4Q21 and 3Q22, respectively, driven by higher earnings and net capital return
•Capital return:
◦In 4Q22, State Street returned a total of $1.7 billion of capital to shareholders, consisting of $1.5 billion in common stock repurchases and declared common dividends of $0.63 per share
◦New authorization to repurchase up to $4.5 billion of common stock during 2023

(a) Repositioning release of $3 million in 4Q21 reflects a release of $32 million in Compensation and employee benefits and a charge of $29 million in Occupancy.
(b) Deferred compensation expense acceleration of $147 million in 4Q21 associated with an amendment of certain outstanding deferred cash incentive compensation awards; amendment removed continued service requirements for deferred cash incentive compensation, thereby accelerating the future expense that would have been recognized over the remaining term of the awards (1-4 years).
(c) Gain on sale of $58 million in 4Q21, included in Other income, which reflects a one-time sale of Libor and Euribor based securities previously classified as held-to-maturity.

MARKET DATA
The following table provides a summary of selected financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)	4Q22	3Q22	4Q21	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1)(2)	$36,743	$35,688	$43,678	3.0%	(15.9)%
Assets under Management (AUM)(2)	3,481	3,265	4,138	6.6	(15.9)

Market Indices:(3)
S&P 500 Daily Average	3,852	3,980	4,602	(3.2)	(16.3)
S&P 500 EOP	3,840	3,586	4,766	7.1	(19.4)
MSCI EAFE Daily Average	1,851	1,848	2,310	0.2	(19.9)
MSCI EAFE EOP	1,944	1,661	2,336	17.0	(16.8)
MSCI Emerging Markets Daily Average	919	975	1,252	(5.7)	(26.6)
MSCI Emerging Markets EOP	956	876	1,232	9.1	(22.4)
Barclays Capital Global Aggregate Bond Index EOP	446	427	532	4.4	(16.2)

Foreign Exchange Volatility Indices:(3)
JPM G7 Volatility Index Daily Average	11.3	11.0	6.5	2.7	73.8
JPM Emerging Market Volatility Index Daily Average	11.9	12.0	9.9	(0.8)	20.2

Average Foreign Exchange Rate:
EUR vs. USD	1.022	1.007	1.143	1.5	(10.6)
GBP vs. USD	1.175	1.177	1.348	(0.2)	(12.8)
(1) Includes quarter-end assets under custody of $27,236 billion, $26,478 billion and $32,845 billion, as of 4Q22, 3Q22, and 4Q21, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA
The following table represents industry flow data.

(Dollars in billions)	4Q22	3Q22	2Q22	1Q22	4Q21
North America - (US Domiciled) Morningstar Direct Market Data:(1)(2)
Long Term Funds	$(353)	$(193)	$(278)	$(67)	$102
Money Market	169	(26)	(35)	(143)	201
ETF	188	110	93	181	157
Total Flows(3)	$4	$(109)	$(220)	$(29)	$459

EMEA - Morningstar Direct Market Data:(1)(4)
Long Term Funds	$(90)	$(94)	$(80)	$10	$155
Money Market	151	(11)	(7)	(69)	110
ETF	14	(9)	16	45	35
Total Flows(3)	$75	$(114)	$(71)	$(14)	$299

(1) Industry data is provided for illustrative purposes only. It is not intended to reflect State Street or its clients' activity and is indicative of only segments of the entire industry. See endnotes included in the "In This News Release" section.
(2) 4Q22 data for North America includes actuals for October and November 2022 and Morningstar estimates for December 2022.
(3) Line items may not sum to total due to rounding.
(4) 4Q22 data for Europe is on a rolling three month basis for September 2022 through November 2022, sourced by Morningstar.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(As of period end, dollars in billions)	4Q22	3Q22	4Q21	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By product classification:
Collective funds, including ETFs	$12,261	$11,649	$15,722	5.3%	(22.0)%
Mutual funds	9,610	9,289	11,575	3.5	(17.0)
Pension products	7,734	7,669	8,443	0.8	(8.4)
Insurance and other products	7,138	7,081	7,938	0.8	(10.1)
Total Assets Under Custody and/or Administration	$36,743	$35,688	$43,678	3.0%	(15.9)%
By financial instrument:
Equities	$20,575	$19,889	$25,974	3.4%	(20.8)%
Fixed-income	10,318	10,150	12,587	1.7	(18.0)
Short-term and other investments	5,850	5,649	5,117	3.6	14.3
Total Assets Under Custody and/or Administration	$36,743	$35,688	$43,678	3.0%	(15.9)%

(1) AUC/A values for certain asset classes are based on a lag, typically one-month.

INVESTMENT MANAGEMENT AUM
The following tables present 4Q22 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of September 30, 2022	$1,943	$518	$410	$192	$202	$3,265
Net asset flows:
Long-term institutional(2)	(18)	11	—	3	—	(4)
ETF	17	10	—	—	—	27
Cash fund	—	—	(40)	—	—	(40)
Total flows, net	$(1)	$21	$(40)	$3	$—	$(17)
Market appreciation/(depreciation)	156	5	4	12	7	184
Foreign exchange impact	30	10	2	2	5	49
Total market and foreign exchange impact	$186	$15	$6	$14	$12	$233

Ending balance as of December 31, 2022	$2,128	$554	$376	$209	$214	$3,481

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

(Dollars in billions)	4Q22	3Q22	2Q22	1Q22	4Q21
Beginning balance	$3,265	$3,475	$4,022	$4,138	$3,862
Net asset flows:
Long-term institutional(1)	(4)	—	(69)	14	28
ETF	27	(14)	(8)	17	50
Cash fund	(40)	5	15	20	1
Total flows, net	$(17)	$(9)	$(62)	$51	$79
Market appreciation/(depreciation)	184	(155)	(417)	(153)	208
Foreign exchange impact	49	(46)	(68)	(14)	(11)
Total market and foreign exchange impact	$233	$(201)	$(485)	$(167)	$197

Ending balance	$3,481	$3,265	$3,475	$4,022	$4,138

(1) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	4Q22	3Q22	4Q21	% QoQ		% YoY
Back office servicing fees	$1,115	$1,126	$1,272	(1.0)%		(12.3)%
Middle office services	88	93	105	(5.4)		(16.2)
Servicing fees	1,203	1,219	1,377	(1.3)		(12.6)
Management fees	457	472	530	(3.2)		(13.8)
Foreign exchange trading services	367	319	300	15.0		22.3
Securities finance	103	110	102	(6.4)		1.0
Front office software and data	159	127	124	25.2		28.2
Lending related and other fees	57	57	63	—		(9.5)
Software and processing fees	216	184	187	17.4		15.5
Other fee revenue	18	(5)	15	nm		20.0
Total fee revenue	$2,364	$2,299	$2,511	2.8%		(5.9)%

Net interest income	791	660	484	19.8%		63.4%
Other income	—	—	58	—		nm
Total Revenue	$3,155	$2,959	$3,053	6.6%		3.3%

Net interest margin (FTE)(1)	1.29%	1.11%	0.73%	18	bps	56	bps
(1) Net Interest Margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

Servicing fees decreased 13% compared to 4Q21, primarily driven by lower average market levels, lower client activity/adjustments and flows, normal pricing headwinds and the impact of currency translation, partially offset by net new business. Servicing fees decreased 1% compared to 3Q22, mainly due to lower client activity/adjustments and flows.
•Back office servicing fees decreased 12% and 1% compared to 4Q21 and 3Q22, respectively (generally consistent with total servicing fees above)
•Middle office services decreased 16% and 5% compared to 4Q21 and 3Q22, respectively, largely reflecting lower client AUM and client activity/adjustments

Management fees decreased 14% and 3% compared to 4Q21 and 3Q22, respectively, largely reflecting lower average market levels.

Foreign exchange trading services increased 22% compared to 4Q21, primarily reflecting higher FX spreads and a revenue-related recovery from a 2018 FX benchmark litigation resolution, partially offset by lower client FX volumes. Foreign exchange trading services increased 15% compared to 3Q22, driven by higher Direct and Indirect FX revenue and the aforementioned litigation resolution.

Securities finance increased 1% compared to 4Q21, largely from higher spreads, partially offset by lower balances from lower markets. Securities finance decreased 6% compared to 3Q22, primarily driven by downward pressure on spreads due to lower specials activity and lower balances.

Software and processing fees increased 16% and 17% compared to 4Q21 and 3Q22, respectively, primarily driven by higher front office software and data revenue associated with CRD.
•Front office software and data increased 28% and 25% compared to 4Q21 and 3Q22, respectively, primarily driven by higher on-premises renewals and software-enabled revenue

Other fee revenue increased $3 million and $23 million compared to 4Q21 and 3Q22, respectively, largely due to higher market-related adjustments.

Net interest income (NII) increased 63% compared to 4Q21, primarily driven by higher short-term market rates from global central bank hikes, an increase in long-term interest rates, and balance sheet positioning, partially offset by lower deposits. Compared to 3Q22, NII increased 20%, primarily driven by higher global market rates.

Total revenues were adversely impacted by currency translation by $64 million compared to 4Q21 and positively impacted by $6 million compared to 3Q22.

EXPENSES

(Dollars in millions)	4Q22	3Q22	4Q21	% QoQ		% YoY
Compensation and employee benefits	$1,108	$1,042	$1,181	6.3%		(6.2)%
Information systems and communications	416	399	436	4.3		(4.6)
Transaction processing services	240	227	238	5.7		0.8
Occupancy	106	97	133	9.3		(20.3)
Acquisition and restructuring costs	31	13	26	138.5		19.2
Amortization of other intangible assets	59	58	62	1.7		(4.8)
Other	296	274	254	8.0		16.5
Total Expenses	$2,256	$2,110	$2,330	6.9%		(3.2)%
Total expenses, excluding notable items(1)	$2,155	$2,097	$2,160	2.8%		(0.2)%

Effective tax rate	17.6%	18.7%	4.6%	(110)	bps	1,300	bps
(1) See "4Q22 Highlights" in this news release for a listing of notable items. Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.as well as the impact of currency translation on the respective line items.

Compensation and employee benefits decreased 6% compared to 4Q21, mainly due to the impact of currency translation, lower incentive compensation, and a decrease in notable items, partially offset by higher salaries. Compensation and employee benefits increased 6% compared to 3Q22, mainly due to the impact of notable items and higher salaries.

Information systems and communications decreased 5% compared to 4Q21, largely due to productivity and vendor savings initiatives, partially offset by technology and infrastructure investments. Information systems and communications increased 4% compared to 3Q22, primarily due to technology and infrastructure investments.

Transaction processing services increased 1% compared to 4Q21, mainly reflecting higher broker fees and market data costs, partially offset by lower sub-custody costs. Transaction processing services increased 6% compared to 3Q22, largely driven by higher market data costs.

Occupancy decreased 20% compared to 4Q21, mainly reflecting an episodic sale-leaseback transaction and a decrease in notable items. Occupancy increased 9% compared to 3Q22 primarily due to the impact of notable items, partially offset by the aforementioned sale-leaseback transaction.

Acquisition and restructuring costs of $31 million in 4Q22 related to the BBH Investor Services acquisition transaction that State Street is no longer pursuing.

Amortization of other intangible assets decreased 5% compared to 4Q21, mainly due to the impact of currency translation.

Other expenses increased 17% and 8% compared to 4Q21 and 3Q22, respectively, largely reflecting higher professional fees and travel costs.

Total expenses on both a GAAP and excluding notables basis were positively impacted by currency translation by $64 million and $1 million when compared to 4Q21 and 3Q22, respectively.

TAXES
The effective tax rate of 17.6% increased from 4.6% in 4Q21, primarily due to a lower level of discrete benefits relative to 4Q21, which included the completion of tax audits, foreign tax benefits, and tax return finalization. Compared to 3Q22, the effective tax rate decreased from 18.7%, primarily due to higher discrete benefits.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital and liquidity ratios for State Street Corporation.

(As of period end)	4Q22	3Q22	4Q21
Basel III Standardized Approach:
Common equity tier 1 ratio (CET1)	13.6%	13.2%	14.3%
Tier 1 capital ratio	15.4	14.9	16.1
Total capital ratio	16.8	16.2	17.6

Basel III Advanced Approaches:
Common equity tier 1 ratio (CET1)	13.8	14.0	14.3
Tier 1 capital ratio	15.7	15.9	16.1
Total capital ratio	17.0	17.1	17.5

Tier 1 leverage ratio	6.0	6.4	6.1
Supplementary leverage ratio	7.0	7.1	7.4

Liquidity coverage ratio	106%	106%	105%

Standardized capital ratios were binding for all periods included above.

CET1 ratio (standardized) decreased 0.7% points compared to 4Q21, primarily driven by lower AOCI from higher interest rates and the resumption of share repurchases in 4Q22, partially offset by higher retained earnings and episodically lower RWAs. CET1 ratio (standardized) increased 0.4% points compared to 3Q22, primarily reflecting episodically lower RWAs and higher retained earnings, partially offset by the resumption of share repurchases.

Tier 1 leverage ratio decreased 0.1% points compared to 4Q21. Tier 1 leverage ratio decreased 0.4% points compared to 3Q22 primarily due to the resumption of share repurchases and an increase in average balance sheet size, partially offset by higher retained earnings.

Liquidity coverage ratio (LCR) for State Street Corporation was approximately 106%, up 1% point from 4Q21 and flat compared to 3Q22. LCR for State Street Bank and Trust was approximately 122%.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Friday, January 20, 2023, at 11:00 a.m. ET, available at http://investors.statestreet.com. The conference call will also be available via telephone, at (888) 886-7786. The Conference ID# is 36041552.

Recorded replay of the conference call will be available on the website and by telephone at (877) 674-7070 beginning approximately two hours after the call's completion. The Conference ID# is 36041552 and the Playback Passcode is 041552 #.

The telephone replay will be available for approximately one month following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com under “Investor Relations--Investor News & Events" and under the title “Events and Presentations".

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at
http://investors.statestreet.com, under "Filings & Reports". Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 40 to 45 days following each other quarter-end, as applicable). For 4Q22, State Street expects to publish its updates during the period beginning today and ending on or about March 1, 2023 for regulatory capital and the liquidity coverage ratio.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $36.7 trillion in assets under custody and/or administration and $3.5 trillion* in assets under management as of December 31, 2022, State Street operates globally in more than 100 geographic markets and employs approximately 42,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of December 31, 2022 includes approximately $59 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:
•Stock purchases under our common stock repurchase programs may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing and amount of any stock purchases and the type of transaction may not be ratable over the duration of the program, may vary from reporting period to reporting period and will depend on several factors, including our capital position and financial performance, investment opportunities, market conditions, regulatory considerations including the nature and timing of implementation of revisions to the Basel III framework, and the amount of common stock issued as part of employee compensation programs. The common share repurchase programs do not have specific price targets and may be suspended at any time.
•Expenses and other measures are sometimes presented excluding notable items/effects of currency translation. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.
•New asset servicing mandates, including announced front-to-back investment servicing clients, may be subject to completion of definitive agreements, approval of applicable boards and shareholders and customary regulatory approvals. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. Consistent with past practice, AUC/A values for certain asset classes are based on a lag, typically one-month. Generally, our servicing fee revenues are affected by several factors, including changes in market valuations, client activity and asset flows, net new business and the manner in which we price our services. We provide a range of services to our clients, including core custody services, accounting, reporting and administration and middle office services, and the nature and mix of services provided affects our servicing fees. The basis for fees will differ across regions and clients. The industry in which we operate has historically faced pricing pressure, and our servicing fee revenues are also affected by such pressures today. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees generally are affected by our level of AUM and differ based upon the nature, type and investment strategy of the investment product. Management fee revenue is more sensitive to market valuations than servicing fee revenue, as a higher proportion of the underlying services provided, and the associated management fees earned, are dependent on equity and fixed-income security valuations. Additional factors, such as the relative mix of assets managed, may have a significant effect on our management fee revenue. While certain management fees are directly determined by the values of AUM and the investment strategies employed, management fees may reflect other factors, including performance fee arrangements, as well as our relationship pricing for clients.
•Front office software and data ARR, an operating metric, is calculated by annualizing current quarter revenue for CRD and Mercatus and includes the annualized amount of most software-enabled revenue, including revenue generated from SaaS, maintenance and support revenue, FIX, and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR does not include software-enabled brokerage revenue and revenue from affiliates. Front office software and data ARR was $229 million, $267 million, and $272 million in 4Q21, 3Q22, and 4Q22, respectively.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for on-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company, or State Street Bank. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 4Q22. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common equity is determined by dividing annualized net income available to common shareholders by average common shareholders' equity for the period.

•Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-on-year (YoY) is the current period compared to the same period a year ago.
•Operating leverage is the rate of growth of total revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "SPDR" denotes Standard and Poor's Depository Receipt; "ETF" denotes Exchange-traded fund; "nm" denotes not meaningful; "EOP" denotes end of period.
•"CRD" denotes Charles River Development; "SaaS" denoted Software as a service; "FIX" denotes The Charles River Network's FIX Network Service (CRN); "on-premises" denotes on-premises revenue as recognized in the CRD business.
•"Libor" denotes London Inter-Bank Offered Rate; "Euribor" denotes Euro Inter-Bank Offered Rate.
•"RWA" denotes risk-weighted assets; "AOCI" denotes Accumulated other comprehensive income; "AFS" denotes Available-for-sale; "SA-CCR" denotes Standard Approach for Counterparty Credit Risk.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.
•Industry data is provided for illustrative purposes only. It is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.
◦Morningstar data includes long-term mutual funds, ETF’s and Money Market funds. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while ETF data represents net issuance, which is gross issuance less gross redemptions. Data for Fund of Funds, Feeder funds and Obsolete funds were excluded from the series to prevent double counting. Data is from the Morningstar Direct Asset Flows database.
◦The long-term fund flows reported by Morningstar in North America are composed of US domiciled Market flows mainly in Equities, Allocation and Fixed Income asset classes. 4Q22 data for North America (US domiciled) includes Morningstar actuals for October and November 2022 and Morningstar estimates for December 2022.
◦The long-term funds flows reported by Morningstar direct in EMEA are composed of the European market flows mainly in Equities, Allocation and Fixed Incomes asset classes. 4Q22 data for Europe is on a rolling three month basis for September 2022 through November 2022, sourced by Morningstar.

FORWARD LOOKING STATEMENTS
This News Release contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our strategy, growth prospects, capital management, business, financial and capital condition, results of operations, the financial and market outlook and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “priority,” “will,” “expect,” "intend," "aim," "outcome," "future," “strategy,” “trajectory,” "target," “guidance,” “objective,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “trend,” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•Our development and completion of new products and services, including State Street Digital and State Street AlphaSM, and the enhancement of our infrastructure required to meet increased regulatory and client expectations for resiliency and the systems and process re-engineering necessary to achieve improved productivity and reduced operating risk, may take an extended period to implement, involve costs and expose us to increased risk;
•Our business may be negatively affected by our failure to update and maintain our technology infrastructure;
•The COVID-19 pandemic continues to exacerbate certain risks and uncertainties for our business;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of our acquisitions, pose risks for our business;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•We could be adversely affected by geopolitical, economic and market conditions, including, for example, as a result of the ongoing war in Ukraine, actions taken by central banks to address inflationary pressures, challenging conditions in global equity markets, and disruptions in fixed income markets such as those impacting the UK gilts in the fourth quarter of 2022;
•We have significant International operations, and disruptions in European and Asian economies could have an adverse effect on our consolidated results of operations or financial condition;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk to counterparties, who may also have substantial financial dependencies with other financial institutions, and these credit exposures and concentrations could expose us to financial loss;
•Our fee revenue represents a significant portion of our consolidated revenue and is subject to decline based on, among other factors, market conditions, competition, currency valuation and investment activities of our clients and their business mix;
•If we are unable to effectively manage our capital and liquidity, our consolidated financial condition, capital ratios, results of operations and business prospects could be adversely affected;
•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by regulatory capital, credit (counterparty and otherwise) and liquidity standards and considerations;
•We face extensive and changing government regulation in the jurisdictions in which we operate, which may increase our costs and compliance risks;
•We are subject to enhanced external oversight as a result of the resolution of prior regulatory or governmental matters;
•Our businesses may be adversely affected by government enforcement and litigation;
•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;

•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated financial statements;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•In addition to income tax, we are subject to audit or other examination, and litigation or other dispute resolution proceedings, with U.S. and non-U.S. tax authorities regarding non-income-based tax matters. Our interpretations or application of tax laws and regulations, including with respect to withholding, transfer, wage, use, stamp, service and other non-income taxes, could differ from that of the relevant governmental taxing authority, or we may experience timing or other compliance deficiencies in connection with our efforts to comply with applicable tax laws and regulations, which could result in the requirement to pay additional taxes, penalties and/or interest, which could be material;
•The transition away from LIBOR may result in additional unanticipated costs and increased risk exposure;
•Our control environment may be inadequate, fail or be circumvented, and operational risks could adversely affect our consolidated results of operations;
•Cost shifting to non-U.S. jurisdictions and outsourcing may expose us to increased operational risk, geopolitical risk and reputational harm and may not result in expected cost savings;
•Attacks or unauthorized access to our information technology systems or facilities, or those of the third parties with which we do business, or disruptions to our or their continuous operations, could result in significant costs, reputational damage and impacts on our business activities;
•Long-term contracts expose us to pricing and performance risk;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•We may not be able to protect our intellectual property;
•The quantitative models we use to manage our business may contain errors that could result in material harm;
•Our reputation and business prospects may be damaged if our clients incur substantial losses or are restricted in redeeming their interests in investment pools that we sponsor or manage;
•The impacts of climate change, and regulatory responses to such risks, could adversely affect us; and
•We may incur losses as a result of unforeseen events including terrorist attacks, natural disasters, the emergence of a new pandemic or acts of embezzlement.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2021 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.